EXHIBIT 107

Calculation of Filing Fee Tables

Form S-8

(Form Type)

The Macerich Company

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered(1)	Proposed Maximum Offering Price per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee

Equity	Common Stock, par value $0.01 per share	Rule 457(o)	$5,000,000 (2)(3)	N/A	$5,000,000	0.00014760	$738.00

Equity	Common Stock, par value $0.01 per share	Rule 457(o)	$2,275,000 (2)(4)	N/A	$2,275,000	0.00014760	$335.79

Equity	Common Stock, par value $0.01 per share	Rule 457(o)	$9,506,250 (2)(5)	N/A	$9,506,250	0.00014760	$1,403.12

Total Offering Amounts					$16,781,250		$2,476.91

Total Fee Offsets							$—

Net Fee Due							$2,476.91

(1)

Pursuant to Rule 416(a) promulgated under the Securities Act of 1933, as amended, this Registration Statement shall also cover an indeterminate number of additional shares of common stock, par value $0.01 per share (“Common Stock”), of The Macerich Company (the “Company”) that may become issuable as a result of a stock split, stock dividend, recapitalization or similar transactions.

(2)

Represents shares of Common Stock issuable to Jackson Hsieh pursuant to the inducement awards of Company Long-Term Incentive (“LTIP”) units described in footnotes 3-5 below that will be granted effective March 1, 2024 to Mr. Hsieh, contingent upon the commencement of his employment with the Company. The inducement awards were granted in reliance on New York Stock Exchange Listing Rule 303A.08.

Upon the occurrence of specified events and subject to the satisfaction of applicable vesting conditions, any LTIP units earned pursuant to the inducement awards (after conversion into common units of The Macerich Partnership, L.P., a Delaware limited partnership) are ultimately redeemable for shares of Common Stock, or cash at the Company’s option, on a one-unit for one-share basis.

(3)

Represents shares of Common Stock that are issuable upon the settlement of a sign-on equity grant of LTIP units having a grant date fair value equal to $5,000,000, which award is subject to time-based vesting.

(4)

Represents shares of Common Stock that are issuable upon the settlement of an annual equity grant of LTIP units having a grant date fair value equal to $2,275,000, which award is subject to time-based vesting.

(5)

Represents shares of Common Stock that are issuable upon the settlement of an annual equity grant of LTIP units having a grant date fair value equal to $4,225,000, which award is subject to performance-based vesting pursuant to which 225% of the initially granted LTIP units may be earned at maximum performance. This Registration Statement assumes, with respect to the shares of Common Stock that may be issued hereunder, that maximum performance is achieved for this award.